--------------------------------------------------------------------------------
SEC 1745    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
(02-02)     INFORMATION CONTAINED IN THIS FORM  ARE NOT REQUIRED TO RESPOND
            UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.
--------------------------------------------------------------------------------

                                                      --------------------------
                                                            OMB APPROVAL
                                                      OMB Number: 3235-0145
                                                      Expires: December 31, 2005
                                                      Estimated average burden
                                                      hours per response. . . 11
                                                      --------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           QUINTEK TECHNOLOGIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                     74876Q
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  JULY 7, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 74876Q
--------------------------------------------------------------------------------
      1     NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            LANGLEY PARK INVESTMENTS PLC; N/A
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) |_|
            (SEE INSTRUCTIONS)                                           (b) |_|
--------------------------------------------------------------------------------
      3     SEC USE ONLY

--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            United Kingdom
--------------------------------------------------------------------------------
NUMBER OF      5    SOLE VOTING POWER                         14,000,000
SHARES
BENEFICIALLY   -----------------------------------------------------------------
OWNED BY       6    SHARED VOTING POWER                       N/A
EACH
REPORTING      -----------------------------------------------------------------
PERSON         7    SOLE DISPOSITIVE POWER                    14,000,000
WITH
               -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER                  N/A

--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            14,000,000
--------------------------------------------------------------------------------
     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                             |_|
--------------------------------------------------------------------------------
     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            16.4%
--------------------------------------------------------------------------------
     12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 10, 2004                    /s/ Colin Lumley
                                            ------------------------------------
                                            Name:  Colin Lumley
                                            Title: Administrative Director